Exhibit 99.1
Joint Filing Agreement

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this agreement is attached, and any amendment thereto, is filed on behalf of each of them with respect to the beneficial ownership of securities of Stewards, Inc.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the other persons making the filing, except to the extent that such person knows or has reason to believe that such information is inaccurate.

This agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Electronic signatures shall be deemed original signatures for all purposes.

Dated: September 16, 2026

/s/ Vincent C Napolitano

Vincent C Napolitano

VK Nap Family, LLC

By: /s/ Vincent C Napolitano
Name: Vincent C Napolitano
Title: Authorized Representative